Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
October 13, 2022
Cass Information Systems announces quarterly earnings per share and revenue growth of 33.3% and 22.1%, respectively
Third Quarter Results
(All comparisons refer to the third quarter of 2021, except as noted)

•Earned record quarterly net income and diluted earnings per share.
•Increase in diluted earnings per share of 33.3%, to $.64 from $.48.
•Increase in net income of 29.3%, to $8.8 million from $6.8 million.
•Increase in return on average equity to 16.84% from 10.83%.
•Processed record quarterly transportation dollar volumes of $11.5 billion, a 21.1% increase.
•Increase in financial fees of $2.6 million, or 30.5%.
•Increase in average payments in advance of funding of $63.8 million, or 29.8%.
•Increase in average loans, excluding PPP loans, of $147.3 million, or 17.6%.
•Increase in net interest margin to 2.90% from 2.32%
•Maintained exceptional credit quality.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported third quarter 2022 earnings of $.64 per diluted share, an increase of 33.3% from the $.48 per diluted share it earned in the third quarter of 2021. Net income for the period was $8.8 million, an increase of 29.3% from the $6.8 million earned in the same period in 2021. Diluted earnings per share and net income also increased 3.2% and 2.8%, respectively as compared to the second quarter of 2022.
Eric Brunngraber, the Company’s chairman and chief executive officer, noted, “Experiencing another quarter of record net income and EPS is exciting to see. We are utilizing a large portion of our revenue growth to fund ongoing and new technology initiatives which should allow us to both more efficiently consume data through automation and onboard new customers faster. We believe these technology initiatives will assist our operating leverage beginning in late 2023.”
Third Quarter 2022 Highlights

Processing Fees – Processing fees increased $503,000, or 2.7%, over the same period in the prior year. The increase in processing fee income was largely driven by the increase in facility transaction volumes of 6.8%. Transportation invoice volumes increased 0.6% over the same period.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, increased $2.6 million, or 30.5%, over the same period in the prior year. The increase in financial fee income was largely driven by the increases in transportation and facility dollar volumes in addition to the 29.8% increase in average payments in advance of funding.

Net Interest Income – Net interest income increased $4.5 million, or 39.7%. The Company’s net interest margin increased to 2.90% as compared to 2.32% in the same period last year. The increase in net interest income and margin was largely driven by the rise in market interest rates which are favorable for the Company over the long-term. Our net interest margin has increased from a low of 2.30% during the fourth quarter of 2021 to 2.90% during the third quarter of 2022. Further improvement is expected in future quarters if short-term interest rates continue to increase. The Company was also assisted by the 10.2% increase in average interest-earning assets, specifically an increase in average loans, excluding PPP loans, of 17.6%.

Provision for Credit Losses - The provision for credit losses was $550,000 during the third quarter of 2022 as compared to $340,000 in the third quarter of 2021. The provision for the third quarter of 2022 was primarily driven by the increase in total loans of $77.6 million, or 8.1%, as compared to June 30, 2022.

Operating Expenses - Consolidated operating expenses rose $5.6 million, or 18.3%. Personnel expense increased $3.7 million, or 16.0%. Base salaries increased as a result of merit increases, wage pressures, an increase in average full-time equivalent employees of 7.5% due to the Touchpoint acquisition and strategic investment in various technology initiatives, including improved rating engine capabilities and investment in optical character recognition, artificial intelligence, machine learning and other processes to consume images and produce data. Also driving the increase in personnel expense were increases in stock compensation and profit sharing due to improved Company earnings. Certain other expense categories are also elevated as we invest in, and transition to, improved technology. The Company anticipates this elevated spending will result in improved operating leverage beginning in late 2023.

Loans - Average loans increased $111.0 million, or 12.7%. Excluding the reduction in average PPP loans of $36.3 million, average loans increased $147.3 million, or 17.6%. The Company has been successful in achieving organic growth in its franchise, faith-based and other commercial and industrial loans. When compared to December 31, 2021, ending loans, excluding PPP loans, increased $82.8 million, or 8.7%, during the first nine months of 2022.

Payments in Advance of Funding – Average payments in advance of funding increased $63.8 million, or 29.8%, primarily due to an increase in transportation dollar volumes, which led to higher dollars advanced to freight carriers.

Deposits – Average deposits increased $131.0 million, or 12.4%, when compared to the third quarter of 2021. However, average deposits declined $45.4 million or 3.7%, as compared to the second quarter of 2022, partially due to tightening monetary policy.

Accounts and Drafts Payable - Average accounts and drafts payable increased $171.7 million, or 17.0%. The increase in these balances, which are non-interest bearing, are primarily reflective of the increase in transportation and facility expense dollar volumes.

Transportation Dollar Volumes – Transportation dollar volumes hit a record level of $11.5 billion during the third quarter of 2022. The 21.1% increase in dollar volumes was largely due to inflationary pressures, supply chain disruptions and fuel surcharges, among other factors. The increase in dollar volumes is positively impacting the balance of our interest-earning assets which is helping generate interest income. In addition, higher dollar volumes are having a positive impact on financial fees.

Facility Expense Dollar Volumes – Facility dollar volumes totaled $5.5 billion during the third quarter of 2022. The 30.1% increase in dollar volumes was largely due to an increase in energy prices.

Capital - The Company’s common equity tier 1, total risk-based capital and leverage ratios were 13.33%, 14.07% and 9.08% at September 30, 2022, respectively. Total shareholders’ equity has declined $54.1 million since December 31, 2021 primarily as a result of an increase in accumulated other comprehensive loss due to the rise in market interest rates and resulting negative impact on the fair value of available-for-sale investment securities.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Note to Investors
Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the impact of the COVID-19 pandemic as well as economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021	Nine-Months Ended September 30, 2022	Nine-Months Ended September 30, 2021
Processing fees	$18,964	$19,186	$18,461	$57,184	$55,882
Financial fees	11,252	10,623	8,624	32,406	23,122
Net interest income	15,971	13,641	11,432	41,515	32,588
(Provision for) release of credit losses	(550)	(70)	(340)	(850)	870
Other	1,568	842	492	3,275	1,735
Total revenues	$47,205	$44,222	$38,669	$133,530	$114,197
Personnel	$26,999	$26,033	$23,283	$77,750	$68,689
Occupancy	970	916	953	2,801	2,859
Equipment	1,633	1,660	1,700	5,004	5,028
Other	6,719	5,030	4,754	16,233	12,442
Total operating expenses	$36,321	$33,639	$30,690	$101,788	$89,018
Income from operations before income taxes	$10,884	$10,583	$7,979	$31,742	$25,179
Income tax expense	2,085	2,021	1,174	6,123	4,277
Net income	$8,799	$8,562	$6,805	$25,619	$20,902
Basic earnings per share	$.65	$.63	$.48	$1.89	$1.47
Diluted earnings per share	$.64	$.62	$.48	$1.86	$1.45

Share data:
Weighted-average common shares outstanding	13,542	13,543	14,040	13,554	14,203
Weighted-average common shares outstanding assuming dilution	13,804	13,802	14,277	13,807	14,442

Consolidated Balance Sheets

($ in thousands)

	(unaudited) September 30, 2022	(unaudited) June 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$346,994	$261,234	$514,928
Investment securities	763,789	740,074	673,453
Loans, excluding PPP loans	1,037,101	958,491	954,268
PPP loans	—	996	6,299
Allowance for credit losses	(13,049)	(12,573)	(12,041)
Payments in advance of funding	269,221	313,172	291,427
Premises and equipment, net	19,375	19,470	18,113
Investments in bank-owned life insurance	47,714	47,435	43,176
Goodwill and other intangible assets	21,630	21,825	16,826
Other assets	118,040	93,864	48,452
Total assets	$2,610,815	$2,443,988	$2,554,901

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$581,731	$604,492	$582,642
Interest bearing	647,990	585,083	638,861
Total deposits	1,229,721	1,189,575	1,221,503
Accounts and drafts payable	1,146,334	998,870	1,050,396
Other liabilities	43,025	49,929	37,204
Total liabilities	$2,419,080	$2,238,374	$2,309,103

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	205,624	204,482	204,276
Retained earnings	126,361	121,386	112,220
Common shares in treasury, at cost	(81,624)	(81,742)	(78,904)
Accumulated other comprehensive (loss) income	(66,379)	(46,265)	453
Total shareholders’ equity	$191,735	$205,614	$245,798
Total liabilities and shareholders’ equity	$2,610,815	$2,443,988	$2,554,901

Average Balances (unaudited)

($ in thousands)

	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended September 30, 2021	Nine-Months Ended September 30, 2022	Nine-Months Ended September 30, 2021
Average interest-earning assets	$2,243,219	$2,222,655	$2,036,297	$2,196,704	$1,965,977
Average loans, excluding PPP loans	983,953	972,756	836,664	971,307	801,205
Average PPP loans	152	1,115	36,406	1,391	84,069
Average payments in advance of funding	277,683	293,150	213,922	283,431	196,492
Average assets	2,617,814	2,616,220	2,373,244	2,587,760	2,279,429
Average deposits	1,184,330	1,229,744	1,053,369	1,193,795	1,013,974
Average accounts and drafts payable	1,182,373	1,135,504	1,010,641	1,135,673	952,747
Average shareholders’ equity	$207,247	$207,828	$254,521	$216,827	$257,763

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022		Quarter Ended September 30, 2021	Nine-Months Ended September 30, 2022	Nine-Months Ended September 30, 2021
Return on average equity	16.84%	16.53%	$11	10.61%	15.80%	10.84%
Net interest margin	2.90%	2.54%		2.32%	2.61%	2.31%
Allowance for credit losses to loans	1.26%	1.31%		1.32%	1.26%	1.32%
Non-performing loans to total loans	—%	—%		—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%		—%	—%	—%

Transportation invoice volume	9,385	9,289		9,333	27,633	27,581
Transportation dollar volume	$11,549,980	$11,413,414		$9,540,408	$33,818,573	$26,385,936
Facility expense transaction volume (1)	3,315	3,186		3,104	9,794	9,351
Facility expense dollar volume	$5,485,783	$4,570,178		$4,215,044	$14,699,903	$11,590,437
(1) Facility expense transaction volumes have been restated for the current and prior periods to reflect total invoices processed. In prior periods, we utilized billing account numbers in our Telecom division as a proxy for transactions.